Exhibit 99.1

[ECB BANCORP, INC. LOGO]	PRESS RELEASE

February 4, 2004

CONTACT:	Mimi W. van Nortwick Vice President—Director of Marketing and Operations (252) 925-9411 (252) 926-2984 facsimile

FOR IMMEDIATE RELEASE

ECB Breaks Ground on New Branch and Corporate Facility

ENGELHARD, N.C.—The East Carolina Bank (ECB) proudly announces that construction for a new branch and corporate facility is underway.

The attractive, brick, Williamsburg-style, 12,300 square foot building, will house a full service branch and an administrative center. The new branch will have 2 drive-through lanes, an automated teller machine, and a night depository. On the first floor of the corporate facility building will be administrative offices and a Boardroom. Audit, Finance, and Human Resources departments will be located on the second floor. Parking, a significant problem in the past, will improve for both ECB customers and the general public of Engelhard with the completion of the new facility and the addition of a larger, paved parking lot in place of the old branch building.

“Due to our profitable and sustained growth, we have totally outgrown the current facility,” said Arthur H. Keeney, III, president and CEO. “With the visit from Hurricane Isabel, two of the three ECB headquarter buildings experienced water damage. Although completely covered by insurance, this also accelerated our decision to begin construction.”

When the decision was finalized to tear down the current branch upon completion of the new complex, the remaining useful life of the existing structure’s $130,000 book value was re-estimated. Earnings in 2003 were charged this amount reflecting the total write-off of the old building.

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ECB also recently announced the opening of its 19th full-service branch, located at 168 NC Highway 24 in Morehead City. The new branch office has a full staff that includes a mortgage loan officer and both retail and commercial lending officers. The new office features approximately 3,600 square feet of service area, seven offices, two drive-through lanes, a drive-up automated teller machine, and a night depository. Operating hours are Monday through Thursday 8:30 a.m. to 5 p.m. and 8:30 a.m. to 6 p.m. on Friday. A formal grand opening is scheduled for March.

Headquartered in Engelhard, NC, The East Carolina Bank is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services throughout its 20 offices in eastern North Carolina, including a new full service branch office in Morehead City and a Loan Production Office in Wilmington; mortgages and insurance services through the Bank’s licensed agents; and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The NASDAQ SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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